Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report, dated July 14, 2008, on the financial statements of Stem Cell Therapy International, Inc. and Subsidiary as of March 31, 2008 and for the year then ended and for the period from December 2, 2004 (date of inception) through March 31, 2008, in the Registration Statement on Form S-1 and related prospectus of Stem Cell Therapy International, Inc., dated December 5, 2009, for the registration of 10,560,000 shares of its common stock.

/s/ Aidman, Piser & Company, P.A

Tampa, Florida

December 15, 2009